PRESS RELEASE

                                                                JANUARY 26, 2001

SANMINA MAKES A RECOMMENDED EXCHANGE OFFER TO THE SHAREHOLDERS OF SEGERSTROM & SVENSSON

COMBINATION WITH LEADING INTERNATIONAL SUPPLIER OF INTEGRATED ENCLOSURE SYSTEMS FURTHER EXPANDS SANMINA'S TOTAL MANUFACTURING SOLUTIONS CAPABILITY

- SANMINA CORPORATION ("SANMINA") (NASDAQ NM: SANM), ONE OF THE WORLD'S LEADING ELECTRONICS CONTRACT MANUFACTURERS, MAKES A RECOMMENDED EXCHANGE OFFER ("THE OFFER") TO THE SHAREHOLDERS AND HOLDERS OF CONVERTIBLE DEBENTURES OF AB SEGERSTROM & SVENSSON ("SEGERSTROM"). THE TOTAL VALUE OF THE PUBLIC OFFER IS APPROXIMATELY SEK 4,855 MILLION.

- THE BOARD OF DIRECTORS OF SEGERSTROM UNANIMOUSLY RECOMMENDS THE SHAREHOLDERS AND HOLDERS OF CONVERTIBLE DEBENTURES IN SEGERSTROM TO ACCEPT THE OFFER.

- THE COMBINED ENTITY WILL FORM ONE OF THE LEADING ELECTRONIC MANUFACTURING SERVICES PROVIDERS TO ORIGINAL EQUIPMENT MANUFACTURERS IN THE COMMUNICATIONS, MEDICAL AND INDUSTRIAL INSTRUMENTATION, AND HIGH-SPEED COMPUTER SECTORS. SEGERSTROM WILL STRENGTHEN ITS CUSTOMER OFFERING BY BECOMING PART OF A GLOBAL NETWORK WITH SOLID FINANCIAL STRENGTH AND A STRONG GLOBAL CUSTOMER BASE.

- SANMINA IS OFFERING THE SHAREHOLDERS AND HOLDERS OF CONVERTIBLE DEBENTURES TO EXCHANGE THEIR SHARES AND CONVERTIBLE DEBENTURES IN SEGERSTROM FOR NEWLY ISSUED SHARES OF SANMINA. THE NUMBER OF NEWLY ISSUED SANMINA SHARES OFFERED WILL HAVE A VALUE EQUIVALENT TO SEK 180 FOR EACH SEGERSTROM SERIES B SHARE AND SERIES A SHARE AND FOR EACH CONVERTIBLE DEBENTURE WITH A NOMINAL VALUE OF SEK 90.10.

- THE OFFER REPRESENTS A PREMIUM OF APPROXIMATELY 72% FOR SEGERSTROM SERIES B SHARES OVER THE LAST CLOSING PRICE, ON JANUARY 24, 2001 ON THE OM STOCKHOLM EXCHANGE. COMPARED TO THE AVERAGE CLOSING PRICE OF SEGERSTROM SERIES B SHARES DURING THE LAST THIRTY TRADING DAYS, THE OFFER REPRESENTS A PREMIUM OF APPROXIMATELY 65%.

- Sanmina has received undertakings from Daga Celsing, Johan Norman and Magnus Norman ("the Principal Shareholders") to tender in the Offer their Segerstrom shares, owned directly and indirectly by them, corresponding to approximately 71% per cent of the voting rights and 22% of the share capital of Segerstrom.

Comments from the Chairmen of the Board of Directors of Sanmina and Segerstrom

Sanmina, a leading electronics contract manufacturer, today announced its intention to make an exchange offer to acquire all of the shares of Segerstrom, a leading global supplier of integrated enclosure systems to the communications sector.

Jure Sola, Sanmina's Chairman and Chief Executive Officer, said, "We are very pleased to announce this transaction. Segerstrom is a highly respected integrated enclosure systems manufacturer with 12 state-of-the-art, ISO-certified manufacturing facilities in Sweden, Finland, Brazil, Hungary, Scotland, and the United States. The transaction expands our global footprint as well as our enclosure systems capabilities, further strengthening Sanmina's industry leading position in providing our customers with a total manufacturing solution."

Christer Zetterberg, Chairman of the Board of Segerstrom, said, "We believe Sanmina, a leading electronics contract manufacturer, is the ideal partner for us to continue to support our customers and meet their demand for advanced engineering, flexible manufacturing, quality products and short lead times. In addition, Sanmina's solid financial strength and commitment to leading-edge technology will provide a solid platform for long term growth."

Background and reasons for the merger

The market for electronic manufacturing services ("EMS") has experienced rapid growth over the past ten years. Sanmina has benefited from original equipment manufacturers ("OEM") reducing their in-house manufacturing operations in favor of third party manufacturing specialists. At the same time, OEM customers have increased their demands on EMS specialists to provide cost reductions, advanced technologies, global manufacturing capabilities and the ability to manufacture complete systems, thus making it necessary for EMS specialists to offer a broad range of services on a global basis.

During the past five years, Sanmina has increased its revenue from USD 1 billion to USD 3.9 billion, corresponding to an average revenue growth of approximately 41 percent per year. Sanmina has pursued and intends to continue to pursue business acquisition opportunities to access new customers, technologies or geographic markets; to implement Sanmina's end to end total manufacturing solution strategy; and to increase capacity. Sanmina believes a merger between Sanmina and Segerstrom will create an opportunity for both companies to continue to achieve growth and a higher market profile.

In addition, Sanmina believes that the ability to provide a "total manufacturing solution" is a key competitive advantage in the EMS marketplace. Sanmina's vertical integration allows it to provide a full range of manufacturing services, including engineering design, the fabrication of bare boards, backplane assembly, printed circuit board assembly, cable assembly, electronic enclosure manufacturing and complete system integration and global order fulfillment. This "one-stop" manufacturing solution gives Sanmina greater control over quality, delivery and cost. Sanmina believes that enclosure systems are an important part of the total manufacturing solution and that the combination of Sanmina and Segerstrom will allow both companies to leverage complementary technologies and accelerate international growth. In addition, Sanmina believes that the combination will strengthen Sanmina's relationships with a number of leading OEMs in the communications industry.

Strategic implications and effects of the merger

Through the proposed merger, Sanmina intends to strengthen its position as one of the leading global providers of EMS services. Similarly, by combining with Sanmina, Segerstrom will be a part of a leading multinational EMS supplier, increased customer opportunities and a global infrastructure. Sanmina believes that the merger will result in the following benefits:

> Key service offering added in Europe. Sanmina seeks to build an integrated EMS operation in Europe. Sanmina believes that much of the success it has achieved in the North American market is due to its integration of key technologies essential to the high-end market, and a key element of Sanmina's growth strategy for Europe is to replicate this successful integration model. As a result of the merger, Sanmina will have enclosure manufacturing capability in the Nordic region, Hungary and the United Kingdom. This new enclosures capability will contribute to the integration of Sanmina's existing EMS operations in the Nordic region, Ireland and France, as well as Sanmina's jointly owned printed circuit board manufacturing operation in Germany. By combining with Segerstrom, Sanmina will gain a major European presence in enclosure manufacturing and will increase its ability to offer customers in Europe a total manufacturing solution including printed circuit board fabrication, enclosure manufacturing, printed circuit board assembly and system integration.

> Improved market position for the combined company's enclosure systems business. Upon the completion of the transaction, Sanmina will be one of the leading global manufacturers of electronics enclosures, with enclosure manufacturing facilities in North America, Europe and South America. Sanmina currently has a well-established enclosure systems business in North America, while Segerstrom's principal enclosure operations are in Europe and South America.

> Strengthened customer base and increased ability to market across customer bases. Through the proposed transaction, Sanmina intends to strengthen its customer base within the high growth communications industries. Principal customers of Sanmina and Segerstrom currently include Alcatel, Cisco Systems, Ericsson, Lucent, Motorola, Nokia, Nortel Networks and Siemens. Sanmina believes that the increased enclosure manufacturing strength of the combined company will expand their capability to provide a total systems solution to their respective base of customers.

> Increased international presence and competitiveness. Many of the global electronics industry OEMs are increasingly requiring their suppliers to have a global presence, with manufacturing facilities located in close proximity to the OEM's operations. As a result, Sanmina believes that an expanded global presence in key locations for the electronics industry is important to Sanmina's future growth. After the merger, Sanmina would have approximately 27,000 full-time employees, 65 manufacturing sites and operating facilities in 13 countries on four continents.

> Combination with a global, integrated EMS company. For Segerstrom, whose operations consist primarily of enclosure manufacturing facilities that are concentrated primarily in Europe, the transaction represents an opportunity to become part of a global, integrated EMS company. This combination will better position Segerstrom to compete in the global EMS market, which is becoming increasingly dominated by large, global suppliers that are capable of providing a full range of EMS services to their customers. In addition, Sanmina will support Segerstrom with its information systems which are integrated globally across Sanmina's facilities.

The Offer

Sanmina is offering shareholders and holders of convertible debentures in Segerstrom to exchange their shares and convertible debentures in Segerstrom for newly issued shares of Sanmina. The number of Sanmina shares offered for each Segerstrom Series A and Series B share and each convertible debenture with a nominal value of SEK 90.10 will have a value equivalent to SEK 180.

The number of new shares to be issued as consideration by Sanmina to the shareholders and holders of convertible debentures in Segerstrom pursuant to the Offer will be determined as follows. The aggregate consideration for all shares and convertible debentures in Segerstrom of approximately SEK 4,855 million corresponds to approximately USD 511 million (based on a SEK/USD exchange rate of 9.51, which exchange rate will be used in the exchange calculation in the Offer). This USD amount will then be divided by the average closing price of Sanmina shares (common stock) on the NASDAQ National Market for a period of six trading days starting and including January 23, 2001 and ending and including January 30, 2001. The last day of the acceptance period is expected to be on February 21, 2001. No commission will be charged in the Offer.

Example illustrating the calculation of the exchange ratio

--------------------------------------------------------------------------------
Based on the closing price of Sanmina common stock on NASDAQ National Market on January 24, 2001 of USD 51.5625, and using the SEK/USD exchange rate of 9.51,
0.3671 Sanmina shares would have been exchanged for each Series A or Series B share, or each convertible debenture in Segerstrom.
--------------------------------------------------------------------------------

Each shareholder or holder of convertible debentures in Segerstrom who tenders its shares or convertible debentures will be offered to sell its shares in Sanmina through a simplified sale process. In the simplified sale process, shares in Sanmina issued in consideration to holders of Segerstrom shares and convertible debentures will be sold on the NASDAQ National Market through a U.S. securities broker. The proceeds, net of any costs of sale, will be divided equally among the Sanmina shares sold through this process and will be paid to the selling shareholders and holders of convertible debentures following the completion of the sale of all Sanmina shares in respect of which an application to sell has been made. Further details on the terms of the simplified sale process will be provided in the prospectus. Since the Sanmina shares will not be registered directly on Swedish VP-accounts, shareholders and holders of convertible debentures in Segerstrom that wish to keep the Sanmina shares received in the Offer must have a custody account with a bank or securities firm.

No fractional shares will be distributed in the Offer. Rather, to the extent a Segerstrom shareholder or holder of convertible debentures is entitled to receive fractions of shares in Sanmina, an amount equivalent to the value of such fractions of shares will be paid in cash. Further details on the terms will be provided in the prospectus.

The Segerstrom Series B share is listed on the Attract 40 list of the OM Stockholm Exchange. The last closing price on January 24, 2001 was SEK 104.5. The offer represents a premium of approximately 72 percent over the last closing price of the Segerstrom Series B share. Compared to the average closing price of the Segerstrom Series B share during the last thirty trading days prior to the announcement of the Offer of SEK 108.93, the Offer represents a premium of 65 percent. The Series A shares and convertible debentures in Segerstrom are not listed.

Sanmina common stock trades only on the NASDAQ National Market in the United States, under the symbol NASDAQ NM: SANM. At the present time, Sanmina does not plan to list the Sanmina share on the OM Stockholm Exchange. At the date hereof, neither Sanmina nor any of its affiliates owns or controls any Segerstrom shares or convertible debentures.

Conditions for the Offer

The Offer is conditional upon the following:

that the Offer is accepted to such an extent that Sanmina becomes the owner of Segerstrom shares and convertible debentures representing more than 90 percent of both the total number of shares and total number of votes on a fully diluted basis in Segerstrom, provided however that Sanmina reserves the right to complete the Offer at a lower level of acceptance;

that a written pooling opinion is delivered to Sanmina by Arthur Andersen LLP stating in substance that the Offer will qualify as a pooling of interest transaction under Opinion 16 of the Accounting Principles Board of the United States and regulations of the United States Securities and Exchange Commission, and that a written opinion is delivered to Segerstrom by Deloitte & Touche LLP stating that no conditions exist that would preclude Segerstrom's ability to be a party in a business combination with Sanmina to be accounted for as a pooling of interest.(1)

that all necessary authority decisions, consents and the like, including clearance from appropriate competition authorities(2), for the Offer and acquisition of Segerstrom are given without restrictions or, where applicable, on terms that do not, in the opinion of Sanmina, materially and adversely affect the Offer and acquisition of Segerstrom; and

that before an announcement is made by Sanmina that the Offer will be completed, there are no circumstances which, in Sanmina's opinion, would prevent, substantially delay or make substantially more difficult the Offer or the acquisition of Segerstrom contemplated thereby due to legislation, legal rulings, decisions by public authorities or the like in Sweden, the United States or elsewhere, which exist or are anticipated at the time an assessment is made, or by other circumstances beyond the control of Sanmina.


--------

     (1) Sanmina has received verbal advice from its auditors Arthur Andersen LLP and Segerstrom has received verbal advice from its auditors Deloitte & Touche LLP that the respective auditors will be able to issue the written opinions described above.

     (2) Merger control notifications will be filed with the European Commission and the Brazilian Competition Authorities.

Sanmina reserves the right to waive, in whole or in part, one or more of the conditions, in full or in part, for the Offer.

Recommendation from the Board of Directors of Segerstrom and undertakings

The Board of Directors of Segerstrom unanimously recommends its shareholders and holders of Segerstrom convertible debentures to accept the Offer, and to exchange their shares and convertible debentures in Segerstrom for newly issued shares in Sanmina.

Sanmina has received undertakings from the Principal Shareholders, owning 5,077,500 Series A shares and 780,700 Series B shares, representing approximately 71 percent of the votes and approximately 22 percent of the capital, to tender in the Offer their Segerstrom shares owned directly or indirectly by them.

Pro forma financial summary for Sanmina after the transaction with Segerstrom

The preliminary unaudited pro forma financial statements for Sanmina after the transaction with Segerstrom have been prepared in accordance with United States GAAP. The financial information is based on the annual report for Sanmina for the financial year ending September 30, 2000 and the pro forma financial statements for Segerstrom for the 12 months ending September 30, 2000. The unaudited pro forma figures for Sanmina after the transaction with Segerstrom do not include any synergy effects arising as a consequence of the merger. The transaction is intended to be accounted for as a pooling of interests.

                                                                TWELVE MONTHS ENDING SEPTEMBER 30, 2000
                                                  ------------------------------------------------------------------
USD MILLION                                                      SEGERSTROM                        SANMINA AFTER
                                                  SANMINA         UNAUDITED      PRO FORMA        THE TRANSACTION
SUMMARY - INCOME STATEMENTS                        ACTUAL          US GAAP      ADJUSTMENTS      UNAUDITED PRO FORMA
---------------------------                       -------        ----------     -----------      -------------------
Net sales                                           3 911             308              -1                 4 218
Cost of sales                                      -3 283            -266               1                -3 548
                                                  -------         -------         -------               -------
Gross profit                                          628              42                                   670
                                                  -------         -------                               -------
Operating expenses                                   -297             -16                                  -313
                                                  -------         -------                               -------
Operating income                                      331              26                                   357
                                                  -------         -------                               -------

                                                                     AT SEPTEMBER 30, 2000
                                                  --------------------------------------------------------------------
USD MILLION                                                      SEGERSTROM                          SANMINA AFTER
                                                  SANMINA         UNAUDITED       PRO FORMA         THE TRANSACTION
SUMMARY - BALANCE SHEETS                           ACTUAL         US GAAP        ADJUSTMENTS       UNAUDITED PRO FORMA
---------------------------                       -------        ----------      -----------       -------------------
Goodwill                                              319              28                                   347
Fixed assets                                          736              44                                   780
Current assets                                      1 591             105                                 1 696
Cash and cash equivalents                             993               3                                   996
                                                  -------         -------                               -------
Total assets                                        3 639             180                                 3 819
                                                  -------         -------                               -------

Equity                                              1 701              31             11                  1 743
Interest bearing debt                               1 156              79            -19                  1 216
                                                  -------         -------         -------               -------
Non interest bearing debt                             782              70              8                    860
                                                  -------         -------         -------               -------
Total shareholders' equity and liabilities          3 639             180                                 3 819
                                                  -------         -------                               -------

Preliminary timetable

A prospectus is expected to be made public and distributed to the shareholders of Segerstrom on or about January 29, 2001. A press release regarding the final exchange ratio will be distributed on January 31, 2001. The acceptance period is planned from January 31, 2001 to February 21, 2001. The settlement date is expected to be on or about March 1, 2001. Sanmina, however, reserves the right to extend the acceptance period and thus postpone the settlement date.

MEDIA AND ANALYST CONFERENCE

Conferences will be held in Stockholm on January 26, 2001 as follows:


Media and analyst conference: A press and analyst conference will be held at
                              Hotel Sergel Plaza, Brunkebergstorg 9 in Stockholm at 1.00 PM CET.


Telephone conference:         A telephone conference will be held at
                              2.30 PM CET. Please call
                              +1 (703) 871 3026 for registration to the telephone conference.

Carnegie acts as financial advisor to Sanmina in this transaction and Enskilda Securities as financial advisor to Segerstrom.

                           SAN JOSE, JANUARY 26, 2001

                               SANMINA CORPORATION

                             The Board of Directors

For further inquires, please contact:

At Sanmina:
Rick Ackel
Executive Vice President, Chief Financial Officer
+1 (408) 964 3613
Paige Bombino
Corporate Communications
+1 (408) 964-3610

At Segerstrom:
Christer Zetterberg
Chairman of the Board of Directors
46 708 24 25 26

ABOUT SANMINA

Founded in 1980, Sanmina is a leading global contract manufacturer providing a full spectrum of vertically integrated services to the fastest growing segments of the electronics manufacturing services market. Sanmina's unique total manufacturing solution, which encompasses engineering design, fabrication of printed circuit boards, cable assemblies, enclosures, complete system integration and test as well as global order fulfillment, provides customers with quality products and services on a quick-turn, cost effective basis. Sanmina provides these services to a diversified base of leading OEMs in the communications, industrial and medical instrumentation and computer sectors of the electronics industry. As a result of its position in the rapidly growing outsourcing market, Sanmina has consistently achieved record operating results and industry-leading returns.

For its fiscal year ended September 30, 2000, Sanmina reported revenues of USD
3.9 billion, an increase of 63 percent over the prior year. Excluding non-recurring charges, Sanmina reported net income for the year of USD 259.4 million, up 77 percent from USD 146.5 million in the prior year. Including these charges, Sanmina reported net income of USD 192.3 million. Sanmina has over 24,000 employees and over 50 manufacturing facilities in ten countries.

Sanmina common stock trades on the Nasdaq National Market under the symbol:
NASDAQ NM: SANM. Information regarding Sanmina can be found on its World Wide Web page located at http://www.sanmina.com.

ABOUT SEGERSTROM

Segerstrom is an international group engaged in the development, manufacture and distribution of advanced enclosure systems for the communications industry. With world-leading quality processes for product development, manufacture, system integration and logistics, together with international presence, Segerstrom is the clear choice when selecting a partner for development projects and long-term relations. Examples of areas of application for Segerstrom's enclosure systems are radio base stations, and public and company telephone exchanges. Approximately 80 percent of the Group's deliveries of enclosure systems are for applications within mobile telephony and the Internet. Major customers include Allgon, Ericsson, Lucent, Motorola and Nokia.

For the nine months ended September 30, 2000 Segerstrom Group reported revenues of SEK 2.1 billion, an increase from SEK 1.3 billion the same period last year. Over the same period, the group achieved a net income of SEK 123 million. The Segerstrom Group has approximately 2,000 employees in Sweden, Finland, Brazil, Belgium, Hungary, Scotland and the USA.

Segerstrom series B shares are traded on the Attract 40 list of the OM Stockholm Exchange under the symbol: SEGE B. Information regarding Segerstrom can be found on its World Wide Web page located at http://www.segerstrom.se.